As filed with the U.S. Securities and Exchange Commission on July 6, 2016

Registration No. 333-210118

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ocean Rig UDW Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 Skopa Street, Tribune House

2nd Floor, Office 202, CY 1075

Nicosia, Cyprus

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

212-574-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary J. Wolfe, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

(212) 574-1200

(212) 480-8421—Facsimile

Approximate date of commencement of proposed sale to the public:

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Explanatory Note

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-210118, as declared effective on April 14, 2016 (the “Registration Statement”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by Ocean Rig UDW Inc., a Cayman Islands company (“Ocean Rig Cayman Islands”), as the successor to Ocean Rig UDW Inc., a Republic of the Marshall Islands company (“Ocean Rig Marshall Islands”). Effective April 14, 2016, Ocean Rig UDW Inc. changed its jurisdiction of incorporation from the Republic of the Marshall Islands and redomiciled to the Cayman Islands (the “Redomiciliation”). Ocean Rig UDW Inc. expressly adopts the Registration Statement, as it is modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Redomiciliation, Ocean Rig Marshall Islands and, as of any time after the Redomiciliation, Ocean Rig Cayman Islands. The information contained in this Amendment sets forth additional information to reflect the Redomiciliation. All documents filed by the Company under Sections 13(a), 13(c) or 15(d) of the Exchange Act before the effective date of the Redomiciliation will not reflect the change in jurisdiction of incorporation.

We previously operated as a corporation under the laws of the Republic of the Marshall Islands. Effective April 14, 2016, we discontinued our existence as a Marshall Islands corporation and continued our existence under the Companies Law of the Cayman Islands as a corporation redomiciled in the Cayman Islands. The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Redomiciliation as they were immediately prior to the Redomiciliation. In addition, the directors and executive officers of the Company immediately after the Redomiciliation were the same individuals who were directors and executive officers, respectively, of Ocean Rig Marshall Islands immediately prior to the Redomiciliation.

The Company’s common shares continue to be listed for trading on the NASDAQ Global Select Market under the ticker symbol “ORIG.”

As a result of the Redomiciliation, holders of common shares of Ocean Rig Marshall Islands became holders of common shares of Ocean Rig Cayman Islands. On the effective date of the Redomiciliation, all of the shares of Ocean Rig Marshall Islands were automatically converted by operation of law into shares of the same class of Ocean Rig Cayman Islands on a one-for-one basis.

The rights of holders of the Company’s common shares are now governed by the Companies Law of the Cayman Islands and the Company’s Amended and Restated Memorandum and Articles of Association, as adopted effective as of July 4, 2016 and attached as Exhibit 3.4 hereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

I.	Section 78 of the Companies Law of the Cayman Islands and the Amended and Restated Memorandum and Articles of Association of the Registrant provide as follows:

1.	Under Section 78 of the Companies Law, the liability of the directors, managers or the managing director of a Cayman Islands company may, if so provided by the company’s memorandum of association, be unlimited. Cayman Islands law does not otherwise limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime.

2.	Following the Redomiciliation, and upon adoption of the new amended and restated memorandum and articles of association of the Registrant effective as of July 4, 2016, the Registrant’s amended and restated memorandum and articles of association provide for indemnification of the current and former officers and directors of the Registrant to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nicosia, Cyprus, on July 6, 2016.

OCEAN RIG UDW INC.

By:	/s/ George Economou
Name:	George Economou
Title:	Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ George Economou*	Chief Executive Officer and Chairman of the Board of Directors	July 6, 2016
George Economou
(Principal Executive Officer)

/s/ Niki Fotiou*	Senior Vice President of Finance and Accounting	July 6, 2016
Niki Fotiou	(Principal Financial and Accounting Officer)

/s/ Chrysoula Kandylidis*	Director	July 6, 2016
Chrysoula Kandylidis

/s/ Vassilis Karamitsanis*	Director	July 6, 2016
Vassilis Karamitsanis

/s/ George Kokkodis*	Director	July 6, 2016
George Kokkodis

/s/ John Liveris*	Director	July 6, 2016
John Liveris

*	By Gary J. Wolfe, attorney-in-fact.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, July 6, 2016.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative

EXHIBIT INDEX

Exhibit Number	Description

3.1	Second Amended and Restated Articles of Incorporation of Ocean Rig UDW Inc., incorporated by reference to exhibit 3.1 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

3.2	Second Amended and Restated Bylaws of Ocean Rig UDW Inc., incorporated by reference to exhibit 3.2 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

3.3	Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Ocean Rig UDW Inc., incorporated by reference to exhibit 4.3 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

3.4	Amended and Restated Memorandum and Articles of Association of Ocean Rig UDW Inc. as adopted effective as of July 4, 2016*

4.1	Form of Stock Certificate, incorporated by reference to exhibit 4.1 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 17, 2011.

4.2	Amended and Restated Stockholder Rights Agreement, dated June 3, 2011, incorporated by reference to exhibit 4.2 to the Registration Statement on Form F-4/A of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

4.3	Indenture, dated as of September 20, 2012, by and among Drill Rigs Holdings Inc., Ocean Rig UDW Inc., and each of the Guarantors party thereto, U.S. Bank National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Noteholder Collateral Agent, Registrar and Paying Agent, relating to 6.50% Senior Secured Notes Due 2017 incorporated by reference to exhibit 2.4 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

4.4	Supplemental Indenture, dated as of January 23, 2013, by and among Drill Rigs Holdings Inc., Ocean Rig UDW Inc., as Guarantor, the other Guarantors, and U.S. Bank National Association, as Trustee, amending and supplementing the Indenture, dated as of September 20, 2012, by and among Drill Rigs Holdings Inc., Ocean Rig UDW Inc., and each of the Guarantors party thereto, U.S. Bank National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Noteholder Collateral Agent, Registrar and Paying Agent, relating to 6.50% Senior Secured Notes Due 2017 incorporated by reference to exhibit 2.5 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

4.5	Second Supplemental Indenture, dated as of January 30, 2013, amending and supplementing the Indenture, dated as of September 20, 2012, as amended by a supplemental indenture, dated as of January 23, 2013, by and among Drill Rigs Holdings Inc., Ocean Rig UDW Inc., and each of the Guarantors party thereto, U.S. Bank National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Noteholder Collateral Agent, Registrar and Paying Agent, relating to 6.50% Senior Secured Notes Due 2017 incorporated by reference to exhibit 2.6 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

4.6	Third Supplemental Indenture, dated as of March 15, 2013, amending and supplementing the Indenture, dated as of September 20, 2012, as amended by a supplemental indenture, dated as of January 23, 2013, and a second supplemental indenture, dated as of January 30, 2013, by and among

Drill Rigs Holdings Inc., Ocean Rig UDW Inc., and each of the Guarantors party thereto, U.S. Bank National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Noteholder Collateral Agent, Registrar and Paying Agent, relating to 6.50% Senior Secured Notes Due 2017 incorporated by reference to exhibit 2.7 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

5.1	Legal Opinion of Maples and Calder*

10.1	Drillship Master Agreement between DryShips Inc. and a major shipyard in Korea, incorporated by reference to exhibit 10.1 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

10.2	Novation Agreement between a major shipyard in Korea, DryShips Inc. and Ocean Rig UDW Inc., incorporated by reference to exhibit 10.2 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

10.3	Addendum No. 1 dated May 16, 2011 to a Drillship Master Agreement, dated November 22, 2010, between DryShips Inc. and a major shipyard in Korea, as novated by a Novation Agreement, dated December 30, 2010, between a major shipyard in Korea, DryShips Inc. and Ocean Rig UDW Inc., incorporated by reference to exhibit 10.3 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

10.4	Addendum No. 2 dated January 27, 2012 to a Drillship Master Agreement, dated November 22, 2010, between DryShips Inc. and a major shipyard in Korea, as novated by a Novation Agreement, dated December 30, 2010 and as amended, incorporated by reference to exhibit 4.4 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012.

10.5	Addendum No. 3 dated April 2, 2012, to a Drillship Master Agreement, dated November 22, 2010, between DryShips Inc. and a major shipyard in Korea, as novated by a Novation Agreement, dated December 30, 2010, and as amended incorporated by reference to exhibit 4.5 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.6	Addendum No. 4, dated September 3, 2012, to a Drillship Master Agreement, dated November 22, 2010, between DryShips Inc. and a major shipyard in Korea, as novated by a Novation Agreement, dated December 30, 2010, and as amended incorporated by reference to exhibit 4.6 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.7	Services Agreement, effective January 1, 2013, by and between Ocean Rig Management Inc. and Cardiff Drilling Inc incorporated by reference to exhibit 4.39 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.8	Consultancy Agreement, dated September 1, 2010, by and between DryShips Inc. and Vivid Finance Limited, incorporated by reference to exhibit 10.39 of the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940) filed with the SEC on August 1, 2011.

10.9	Addendum No. 1, effective January 1, 2013, to the Consultancy Agreement, dated September 1, 2010, by and between Ocean Rig UDW Inc. and Vivid Finance Inc incorporated by reference to exhibit 4.41 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.10	Consultancy Agreement, effective January 1, 2013, by and between Ocean Rig Management Inc. and Vivid Finance Limited incorporated by reference to exhibit 4.42 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.11	Registration Rights Agreement, dated as of March 20, 2012, by and between DryShips Inc. and Ocean Rig UDW Inc., incorporated by reference to exhibit 4.4 to the Registration Statement on Form F-1 of Ocean Rig UDW Inc. (Registration No. 333-180241), filed with the SEC on March 20, 2012 incorporated by reference to exhibit 4.43 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.12	Credit Agreement, dated July 12, 2013, by and among Drillships Finance Holding Inc., as Borrower, Ocean Rig UDW Inc., as Parent, Deutsche Bank AG New York Branch, as Administrative Agent and the companies listed therein, and the banks and financial institutions named therein, as Joint Global Coordinators, Joint Lead Arrangers and Joint Bookrunners and the banks and financial institutions named therein, as Joint Lead Arrangers and Joint Bookrunners, relating to a combined $1.8 billion of Tranche B-1 and Tranche B-2 Term Loans, incorporated by reference to exhibit 4.47 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2013, filed with the SEC on February 21, 2014.

10.13	Incremental Amendment, dated July 26, 2013, by and among Drillships Finance Holding Inc., as Borrower, Ocean Rig UDW Inc., as Parent, Deutsche Bank AG New York Branch, as Administrative Agent under the Credit Agreement, dated July 12, 2013 (the “July 12, 2013, Credit Agreement”), and the Incremental Lenders, as defined therein, relating to an increase of $100,000,000 under the July 12, 2013 Credit Agreement, incorporated by reference to exhibit 4.48 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2013, filed with the SEC on February 21, 2014.

10.14	Consultancy Agreement, dated September 9, 2013, by and between Eastern Med Consultants Inc., an indirect wholly owned subsidiary of Ocean Rig UDW Inc., and Azara Services S.A, incorporated by reference to exhibit 4.52 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2013, filed with the SEC on February 21, 2014.

10.15	Amendment and Restatement Agreement dated as of February 7, 2014 relating to the Credit Agreement, dated July 12, 2013, as amended by the Incremental Agreement dated July 26, 2013, by and among Drillships Finance Holding Inc., as Borrower, Ocean Rig UDW Inc., as Parent, Deutsche Bank AG New York Branch, as Administrative Agent and the companies listed therein, and the banks and financial institutions named therein, relating to a re-financing of the combined $1.9 billion of Tranche B-1 and Tranche B-2 Term Loans, incorporated by reference to exhibit 4.54 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2013, filed with the SEC on February 21, 2014.

10.16	Indenture, dated as of March 26, 2014, by and between Ocean Rig UDW Inc., as the Issuer, and Deutsche Bank Trust Company Americas, as Trustee, relating to 7.25% Senior Notes Due 2019, incorporated by reference to Exhibit 4.55 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.17	Credit Agreement, dated July 25, 2014, by and among Drillships Ventures Projects Inc., as Finco, Drillships Ocean Ventures Inc., as Borrower, Ocean Rig UDW, as Parent, various lenders, Deutsche Bank AG New York Branch, as Administrative Agent and Pari Passu Collateral Agent and the other entities listed therein, relating to a Term Loan in an aggregate principal amount equal to $1.3 billion, incorporated by reference to Exhibit 4.56 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.18	Pledge and Security Agreement, dated July 25, 2014, relating to the Credit Agreement dated July 25, 2014, by and among Ocean Rig UDW Inc., Drillships Ocean Ventures, Inc., Drillships Ventures Projects Inc., the subsidiaries identified therein, and Deutsche Bank AG New York Branch, as Pari Passu Collateral Agent, incorporated by reference to Exhibit 4.57 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.19	Facilities Agreement, dated February 13, 2015, by and among Drillship Alonissos Shareholders Inc., as Borrower, Ocean Rig UDW Inc., as Parent and Guarantor, Drillship Alonissos Owners Inc., as Drillship Owner and Guarantor, and the other entities named therein, relating to $475 million Term Loan Facilities, incorporated by reference to Exhibit 4.58 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.20	Management Agreement, dated December 13, 2013, by and between Drillship Skyros Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.59 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.21	Management Agreement, dated February 25, 2014, by and between Drillship Kythnos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.60 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.22	Management Agreement, dated April 17, 2014, by and between Drillship Hydra Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.61 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.23	Management Agreement, dated April 17, 2014, by and between Drillship Kithira Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.62 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.24	Management Agreement, dated April 17, 2014, by and between Drillship Paros Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.63 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.25	Management Agreement, dated April 17, 2014, by and between Ocean Rig 1 Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.64 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.26	Management Agreement, dated April 17, 2014, by and between Ocean Rig 2 Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.65 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.27	Management Agreement, dated April 17, 2014, by and between Drillship Skiathos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.66 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.28	Management Agreement, dated April 17, 2014, by and between Drillship Skopelos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.67 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.29	Management Agreement, dated February 17, 2015, by and between Drillship Alonissos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.68 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.30	Exchangeable Promissory Note, dated November 18, 2014, by and between DryShips, Inc., as Borrower, and Alley Finance Co., or its permitted assigns, as Noteholder, relating to a $120,000,000 loan, incorporated by reference to Exhibit 4.69 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.31	Amended and Restated Secured Exchangeable Promissory Note, dated June 4, 2015, by and between DryShips Inc. and Ocean Rig UDW, Inc.**

10.32	Addendum No. to the Consultancy agreement, dated January 1, 2013, by and between Ocean Rig Management, Inc. and Vivid Finance Limited, dated July 29, 2015.**

10.33	Termination, Release and Share Transfer Agreement, dated August 13, 2015, by and among, DryShips Inc., Alley Finance Co and Ocean Rig UDW Inc.**

21.1	Subsidiaries of Ocean Rig UDW Inc.**

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Seward & Kissel LLP**

23.3	Consent of Maples and Calder (included within Exhibit 5.1)*

*	Filed herewith.
**	Previously filed.